EXHIBIT 99.2

Equity One 2003-4, Term
Class AF-2

as of 10.17.2003 14:00 p.m.

    Tsy BP     Security               Security                  WAL Change
    Shift        PPC       WAL         Yield        Price         actual
     -300         150      1.35        -0.97       105.0208       -0.65
     -200         125      1.61        0.776       103.1497       -0.39
     -100         110      1.83        1.776       101.7641       -0.17
        0         100         2        2.776         100              0
      100          90      2.21        3.776       97.9313         0.21
      200          75      2.61        5.415       93.7348         0.61
      300          50      3.84        6.92        86.4584         1.84

Wachovia Securities is the trade name for the corporate and investment banking services of Wachovia Corporation and its subsidiaries, including Wachovia Capital Markets, LLC ("WCM"), member NYSE, NASD, SIPC. This report(s) is for your information only and is not an offer to sell, or a solicitation of an offer to buy, the securities or instruments named or described in the report. Interested parties are advised to contact the entity with which they deal, or the entity that provided this report to them, if they desire further information. The information in this report has been obtained or derived from sources believed by (Wachovia Capital Markets, LLC or WCM) to be reliable, but WCM does not represent that this information is accurate or complete. Any opinions or estimates contained in this report represent the judgment of WCM at this time, and are subject to change without notice. WCM or its affiliates may from time to time provide advice with respect to, acquire, hold, or sell a position on the securities mentioned herein.

Equity One 2003-4, Term
Class AV-2

as of 10.17.2003 14:00 p.m.

         Tsy BP  Security             Security               WAL Change
         Shift    PPC      WAL         Yield      Price        actual
         -300     150      1.69        0.406     100.0000      -1.26
         -200     125      2.22        0.395     100.0000      -0.73
         -100     110      2.63        0.507     100.0000      -0.32
            0     100      2.95        1.485     100.0000          0
          100      90      3.34        2.47      100.0000       0.39
          200      75      4.08        3.467     100.0000       1.13
          300      50      6.02        4.478     100.0000       3.06

Wachovia Securities is the trade name for the corporate and investment banking services of Wachovia Corporation and its subsidiaries, including Wachovia Capital Markets, LLC ("WCM"), member NYSE, NASD, SIPC. This report(s) is for your information only and is not an offer to sell, or a solicitation of an offer to buy, the securities or instruments named or described in the report. Interested parties are advised to contact the entity with which they deal, or the entity that provided this report to them, if they desire further information. The information in this report has been obtained or derived from sources believed by (Wachovia Capital Markets, LLC or WCM) to be reliable, but WCM does not represent that this information is accurate or complete. Any opinions or estimates contained in this report represent the judgment of WCM at this time, and are subject to change without notice. WCM or its affiliates may from time to time provide advice with respect to, acquire, hold, or sell a position on the securities mentioned herein.